Exhibit 10.2
Life Technologies Corporation
Deferred Compensation Plan
(as Amended and Restated Effective April 28, 2010)

i

LIFE TECHNOLOGIES CORPORATION
DEFERRED COMPENSATION PLAN
(as Amended and Restated Effective April 28, 2010)
Background and Purpose
          The Applera Corporation Deferred Compensation Plan (the “Applera Plan”) was originally adopted to provide specified benefits to a select group of management and/or highly-compensated employees of Applera Corporation (“Applera”), a Delaware corporation, and its subsidiaries. The Applera Plan was later used to provide benefits to eligible management and/or highly-compensated employees of Applied Biosystems, Inc. (“ABI”), Applera’s successor.
          Applera, and later ABI, also sponsored the Excess Benefit Plan of Applera Corporation (the “Excess Plan”). The Excess Plan was designed to provide additional retirement benefits to those employees whose retirement benefits under the Employee Pension Plan of Applied Biosystems, Inc., and/or the Employee 401(k) Savings Plan of Applied Biosystems, Inc., were limited due to the application of Sections 415 and 401(a)(17) of the Internal Revenue Code.
          ABI merged with Invitrogen Corporation effective November 21, 2008. As of the date of the merger, Invitrogen Corporation sponsored a nonqualified deferred compensation plan (the “Invitrogen Plan”) benefiting a select group of management and/or highly-compensated employees and non-employee directors of Invitrogen Corporation.
          Following ABI’s merger with Invitrogen Corporation, the name of the combined company was changed to “Life Technologies Corporation.” Life Technologies Corporation amended and restated the Invitrogen Plan, the Applera Plan, and the defined contribution component of the Excess Plan, combining them into a single non-qualified deferred compensation plan. The combined plan, as so amended and restated, is called the Life Technologies Corporation Deferred Compensation Plan (the “Plan”). The Plan is effective April 28, 2010.
          The combined Plan has four major components: (1) a “Core Deferred Compensation” component under which a select group of management and/or highly-compensated employees of Life Technologies Corporation may elect to defer, on a pre-tax basis, all or a portion of their annual salary, commission, and/or cash bonus; (2) a “Non-employee Director” component under which non-employee directors of Life Technologies Corporation may elect to defer, on a pre-tax basis, a portion of their directors’ cash retainer; (3) an “Excess Benefit” component which provides additional benefits to eligible Life Technologies Corporation employees whose benefits are limited due to the application of various limits imposed under the Internal Revenue Code; and (4) a “Supplemental Contribution” component under which eligible employees of Life Technologies Corporation can receive a discretionary contribution and/or matching contribution.

          The Plan is intended to reward such persons for their material contributions to the continued growth, development, and future business success of Life Technologies Corporation, and to provide them with incentives to put forth maximum effort for the long-term success of Life Technologies Corporation. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
          It is intended that all amounts deferred and vested by employees of Applera and/or ABI under either the Applera Plan or the Excess Plan prior to January 1, 2005, and any amounts credited as earnings thereon, shall be considered grandfathered from the application of Code Section 409A. Nothing in this Plan is intended to affect such amounts, which shall be governed by the terms of those plans as in effect on October 3, 2004.

ARTICLE 1
Definitions
     For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
          1.1 “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control within the meaning of Code Section 414(c), provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place that phrase appears in the Treasury Regulations issued thereunder.
          1.2 “Annual Bonus” shall mean any cash compensation payable under the Company’s Incentive Compensation Plan (or successor plan(s)), sales incentive compensation plan, or any other plan designated by the Committee (other than Base Annual Salary), before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to each qualified plan of the Employer or under Code Section 125 or 132(f) pursuant to plans established by the Employer, provided that such amounts constitute “performance-based compensation” within the meaning of Code Section 409A and any Treasury Regulations or other guidance issued thereunder.
          1.3 “Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary and Annual Bonus that is deferred in accordance with Article 3. In the event of the Participant’s death or Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.
          1.4 “Annual Installment Payments” shall mean yearly payments of a Participant’s Deferral Account, calculated as follows: The first Annual Installment Payment shall be determined by calculating the value of the Deferral Account as of the close of business on the applicable date. The value of the Deferral Account on that date shall be multiplied by a fraction, the numerator of which is one, and the denominator of which is the number of Annual Installment Payments selected by the Participant. Each subsequent Annual Installment Payment shall be determined by calculating the value of the Deferral Account as of the anniversary of such date, and multiplying this amount by a fraction, the numerator of which is one, and the denominator of which is the number of Annual Installment Payments selected by the Participant, minus the number of any Annual Installment Payments previously paid. By way of example, if the Participant elects Annual Installment Payments to be made over a ten year period, the first installment shall be 1/10 of the value of the Deferral Account on the applicable date. The following year, the Annual Installment Payment shall be 1/9 of the value of the Deferral Account as of the anniversary of the applicable date, and so on.
          1.5 “Applera Plan” shall mean the Applera Corporation Deferred Compensation Plan, as in effect prior to the Effective Date of the Plan.

          1.6 “Base Annual Salary” for Participants in the Core Deferred Compensation and Excess Benefit components of the Plan shall mean amounts reportable on the Participant’s Form W-2 for a Plan Year as compensation for services to the Employer, but excluding reimbursements or other expense allowances, the value of fringe benefits (both cash and non-cash), moving expenses, all long-term incentive awards reportable as income, any Annual Bonus that may be awarded to a Participant, and welfare benefits under plans established by the Employer (except for amounts not currently includible in the Participant’s income pursuant to Code Sections 125, 132(f), or 402(e)(3)); provided, that in no event will any amount paid to a Participant under the Employer’s long-term disability program be eligible for deferral under the Plan.
          1.7 “Beneficiary” shall mean one or more individuals, trusts, estates, or other entities, designated in accordance with Article 7, that are entitled to receive benefits under the Plan upon the death of a Participant.
          1.8 “Board” shall mean the Board of Directors of the Company.
          1.9 “Change in Control” shall, effective as of the Effective Date, mean: (i) a change in the ownership of the Company; (ii) a change in the effective control of the Company: or (iii) a change in the ownership of a substantial portion of the assets of the Company, as such events are described within the default meaning of a “change of control” contained in the Treasury Regulations issued pursuant to Code Section 409A.
          1.10 “Claimant” shall mean any Participant or Beneficiary of a deceased Participant who submits a claim described in Section 12.1.
          1.11 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
          1.12 “Committee” shall mean the committee described in Article 10.
          1.13 “Company” shall mean Life Technologies Corporation, a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.
          1.14 “Company Stock” shall mean whichever of the following is applicable: (i) so long as the Company has only one class of common stock, that class of stock; or (ii) in the event that the Company at any time has more than one class of stock, the class (or classes) of the Company’s stock that constitutes “employer securities” as that term is defined in Code Section 409(l).
          1.15 “Company Stock Fund” shall mean an unsegregated fund maintained under the Plan, which is to be invested in Company Stock.
          1.16 “Core Deferred Compensation Component” shall mean that portion of the Plan the purpose of which is to permit eligible management and/or highly-compensated Employees to defer a portion of their Base Annual Salary and/or Annual Bonus.

          1.17 “Deferral Account” shall mean an account to which shall be credited (i) the sum of all of a Participant’s Annual Deferral Amounts (including deferrals made prior to the Effective Date), plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Deferral Account (including amounts credited prior to the Effective Date), plus (iii) the sum of all of Company contributions under the Excess Benefit Component and Supplemental Contribution Component less (iii) all distributions made to the Participant and his / her Beneficiary pursuant to the Plan that relate to the Participant’s Deferral Account, and less (iv) amounts debited in accordance with all the applicable debiting provisions of the Plan that relate to the Participant’s Deferral Account. The Deferral Account shall be a notional bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his / her designated Beneficiary, pursuant to the Plan.
          1.18 “Director” shall mean a non-employee member of the Board.
          1.19 “Director’s Fees” shall mean any cash retainer fee or other cash fee paid by the Company to a Director during the Plan Year as consideration for the Director’s service to the Company.
          1.20 “Disability” or “Disabled” shall have the meaning of such term as set forth in the Life Technologies Corporation Long-Term Disability Plan covering employees on the U.S. payroll, or any successor plan or policy providing long-term disability benefits to employees on the U.S. payroll, provided such meaning shall at all times be consistent with the definition of “disability” under Code Section 409A and the Treasury Regulations issued thereunder.
          1.21 “Effective Date” shall mean April 28, 2010, the date on which the Plan was adopted and approved by the Compensation and Organizational Development Committee (the “C&OD Committee”) of the Board.
          1.22 “Employee” shall mean a person who is an employee of the Employer and paid under the U.S. payroll.
          1.23 “Employer” shall mean the Company and/or any of its Affiliates (in existence as of the Effective Date or thereafter formed or acquired).
          1.24 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
          1.25 “Excess Benefit Component” shall mean the portion of the Plan the purpose of which is to provide additional retirement and/or savings benefits to eligible Employees whose retirement and/or savings benefits are limited due to the application of the Code.
          1.26 “Excess Plan” shall mean the Excess Benefit Plan of Applera Corporation, as in effect prior to the Effective Date of the Plan.

          1.27 “Exchange Act” shall mean the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time.
          1.28 “Fair Market Value” shall mean, with respect to a share of Company Stock on any particular date, the closing sales price of such share of Company Stock on the NASDAQ Stock Market as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day, if the date in question is not a trading day).
          1.29 “Grandfathered Benefits” shall mean those amounts deferred and vested under either the Applera Plan or the Excess Plan prior to January 1, 2005, and any amounts credited as earnings thereon.
          1.30 “Grant Agreement” shall mean the agreement setting forth the terms and conditions of any grant of Stock Units under the Plan, the form of which shall be determined and approved by the Compensation & Organizational Development Committee of the Board.
          1.31 “Identification Date” for the purpose of determining Specified Employees shall mean December 31.
          1.32 “In-Service Distribution” shall mean the payout set forth in Section 4.1.
          1.33 “Invitrogen Plan” shall mean the Invitrogen Corporation Deferred Compensation Plan, as in effect prior to the Effective Date of this Plan.
          1.34 “Measurement Fund(s)” shall mean those investment alternatives, other than the Company Stock Fund, selected by the Benefits Finance Committee and among which a Participant may direct the deemed investment of his / her Deferral Account for the purpose of crediting additional amounts to such Deferral Account, as described in Section 3.6. The Benefits Finance Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund on a prospective basis at any time and in any manner it deems appropriate.
          1.35 “Participant” shall mean any Employee or Director who is eligible or selected to participate in any portion of the Plan.
          1.36 “Plan” shall mean, effective as of the Effective Date, the Life Technologies Corporation Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time.
          1.37 “Plan Year” shall mean the period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year. Plan Year for purposes of the Directors Component shall mean the period of time beginning on the Company’s annual shareholder meeting and ending one year later.

          1.38 “Pre-Retirement Survivor Benefit” shall mean the benefit described in Article 6.
          1.39 “Savings Plan” shall mean the Life Technologies Corporation 401(k) Savings and Investment Plan.
          1.40 “Separation from Service” shall mean, with respect to any Participant who is an Employee, the severing of employment or service with the Employer, voluntarily or involuntarily, for any reason (other than death or Disability) within the default definition of a “separation from service” contained in Code Section 409A and the Treasury Regulations issued thereunder.
     “Separation from Service” with respect to a Participant who is a Director shall mean the Participant’s cessation of service as a member of the Board, for any reason, provided that the cessation of service is a good-faith and complete termination of the Participant’s relationship with the Employer, within the meaning of Code Section 409A and the Treasury Regulations issued thereunder. If, at the time a Participant’s service as Director ends, the Participant begins providing services to the Employer as an Employee, the Participant shall not experience a Separation from Service under the terms of the Plan until the Participant experiences a Separation from Service with the Employer as an Employee within the default meaning of a “separation from service” contained in Code Section 409A and the Treasury Regulations issued thereunder.
          1.41 “Separation from Service for Cause” shall mean any termination of employment by the Company due to misconduct or unsatisfactory performance for any of the following reasons: (i) commission of a crime against the Company, its affiliates, customers or employees, whether prosecuted or not; (ii) commission of any other crime or violation of law, statute or regulation that creates an inability to perform job duties; (iii) failure or inability to perform job duties due to intoxication by drugs or alcohol during working hours; (iv) conflict of interest, not specifically waived in advance by the Company; (v) unauthorized release of confidential information that belongs to the Company, its affiliates, customers or employees; (vi) habitual neglect of duties; (vii) unsatisfactory performance of job duties or insubordination (including but not limited to refusal to comply with established policies or procedures or failure to follow instructions of a supervisor); (viii) other misconduct including, but not limited to: falsification of the Company’s records, including timekeeping records and the employee’s application for employment; nonadherence to the Company’s policies, unlawful discrimination or harassment of another employee, customer or supplier; theft; unauthorized use or possession of property belonging to the Company, a co-worker or customer; possession of firearms, controlled substances, or illegal drugs on the Company’s premises or while performing the Company’s business; and any other conduct interfering with work performance or constituting an unsafe, unethical, or unlawful practice.
          1.42 “Specified Employee” shall mean a Participant who satisfies the requirements of a “key employee” under Code Section 416(i)(1)(A)(i), (ii) or (iii),

determined without regard to Code Section 416(i)(5), at any time during the twelve (12) month period ending on the Identification Date. However, no more than 50 Participants who are “officers” of the Employer, determined as provided in Treasury Regulation Section 1.416-1, may be treated as “key employees.” If the Participant is a key employee as of any Identification Date, such Participant will be treated as a Specified Employee for the entire 12-month period beginning on the first day of the fourth month next following the Identification Date.
          1.43 “Stock Units” means the hypothetical or notional shares of Company Stock that are credited to the Participant’s Deferral Account pursuant to Section 3.7.
          1.44 “Supplemental Contribution Component” shall mean the portion of the Plan the purpose of which is to provide additional company contributions in the form of a discretionary contribution and/or matching contribution.
          1.45 “Termination Benefit” shall mean the benefit set forth in Article 5.
          1.46 “Trust” shall mean a grantor trust established or to be established by the Company for the purpose of accumulating funds to satisfy the obligations incurred under the Plan.
          1.47 “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, his / her spouse, his / her designated Beneficiary, or his / her dependents (as defined in Code Section 152(a), without regard to Code Sections 152(b)(i), 152(b)(2) and 152(d)(i)(B)) or (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee. Notwithstanding the foregoing, an “Unforeseeable Financial Emergency” with respect to Grandfathered Benefits shall mean the definition applicable such events prior to January 1, 2005.
          1.48 “Years of Service” shall mean each one year period for which the Participant receives vesting service credit under the terms of the Plan, using the elapsed time method for such purposes.
ARTICLE 2
Eligibility
          2.1 Eligibility. The eligibility and enrollment requirements for each of the deferred compensation components of the Plan are described in Article 3.

ARTICLE 3
Eligibility, Enrollment, and Deferral Elections Under
Core Deferred Compensation and Directors Components of the Plan
          3.1 Eligibility/Enrollment Requirements. Effective January 1, 2011, each Employee who is paid on the U.S. payroll and employed in Band 9 or higher shall be eligible to participate in the Core Deferred Compensation Component of the Plan. Notwithstanding the foregoing, any Employee who was a participant in either the Applera Plan or the Invitrogen Plan on the day immediately prior to the Effective Date shall be eligible to participate in the Core Deferred Compensation Component of the Plan effective as of the Effective Date through December 31, 2010, based on Deferral Elections made by the Employee pursuant to the Applera Plan or the Invitrogen Plan, as applicable. On or after the Effective Date, each Director shall be eligible to participate in the Director’s Component of the Plan. Notwithstanding the foregoing, effective as of the Effective Date, each Employee who is paid on the U.S. payroll and employed in Band 9 or higher shall be eligible to defer Annual Bonus, if any, subject to the requirements imposed by Section 3.3(b).
          3.2 Deferral Elections Under Core Deferred Compensation and Directors Components. Effective as of the Effective Date, a Participant in the Core Deferred Compensation component of the Plan may elect to defer (such election, a “Deferral Election”), as his / her Annual Deferral Amount, up to 75% of his / her Base Annual Salary and up to 100% percent of his / her Annual Bonus, each after reduction for any amounts withheld to pay employment taxes or other permitted payroll deductions. A Participant’s Deferral Election with respect to his / her Annual Bonus will be effective, however, only if the Participant is an active Employee of the Employer (or on an approved leave of absence) on the date the Participant’s Annual Bonus would have been distributed. Effective as of the Effective Date, a Participant in the Directors Component of the Plan may make a Deferral Election to defer up to 100% of their Director’s Fees. A Participant’s Deferral Elections shall be made in increments of one percent (1%).
          3.3 Deferral Election Requirements.
               (a) Deferrals of Base Annual Salary or Director’s Fees. Effective as of the Effective Date, a Participant’s Deferral Election with respect to Base Annual Salary or Director’s Fees shall be made in accordance with Code Section 409A, as follows:
                    (i) In general, a Participant’s Deferral Election with respect to Base Annual Salary or Director’s Fees will be effective only if made prior to the Plan Year in which such Base Annual Salary or Director’s Fees will be earned.
                    (ii) Notwithstanding the foregoing, if a Participant first becomes eligible to participate in the Core Deferred Compensation Component of the Plan after the beginning of the Plan Year, the Participant’s initial Deferral Election with respect to Base Annual Salary will be effective only if made not later than 30 days after the date on which the Participant first becomes eligible to participate in the Core Deferred

Compensation Component of the Plan. If a Participant first becomes eligible to participate in the Director’s Component of the Plan after the beginning of the Plan year, the Participant’s initial Deferral Election with respect to Director’s Fees will be effective only if made not later than 30 days after the date on which the Participant first becomes eligible to participate in the Directors Component of the Plan, which shall be the date the Participant becomes a new Director. The Participant’s Deferral Elections under this Section 3.3(a)(ii) shall be effective only with respect to Base Annual Salary or Director’s Fees earned after the date of the Participant’s initial Deferral Elections with respect to such amounts.
                    (iii) A Participant’s Deferral Election with respect to his / her Base Annual Salary or Director’s Fees must be made for each Plan Year as described in this Section 3.3(a). If a Participant does not make a Deferral Election as described herein, he or she shall be deemed to have elected not to defer Base Annual Salary or Director’s Fees for such Plan Year.
               (b) Deferral of Annual Bonus. Effective as of the Effective Date, a Participant’s Deferral Election with respect to Annual Bonus shall be made in accordance with Code Section 409A, as follows:
                    (i) In general, a Participant’s Deferral Election with respect to an Annual Bonus will be effective only if made prior to the Plan Year in which the performance period for such Annual Bonus commences.
                    (ii) Notwithstanding the foregoing, provided that any Annual Bonus paid to a Participant (A) is considered “performance-based compensation” under Code Section 409A, (B) is based on services performed by the Participant over a period of at least 12 months, and (C) is not readily ascertainable at the time the Participant’s Deferral Election is made, then, subject to the requirements of Section 3.3(a)(ii), the Participant’s Deferral Election with respect to the Annual Bonus will be effective only if made at least six months prior to the end of the performance period applicable to such Annual Bonus, as the Committee may determine and permit.
                    (iii) A Participant’s Deferral Election with respect to their Annual Bonus must be made for each Plan Year as described in this Section 3.3(a). If a Participant does not make an election as described above, he or she shall be deemed to have elected not to defer his or her Annual Bonus for such Plan Year.
               (c) Time and Form of Benefit Payments. Participants may elect to receive each year’s Base Annual Salary, Annual Bonus, or Director’s Fee that was deferred in accordance with Section 3.3(a) and (b) either (i) in a lump sum as an In-Service Distribution (except for deferrals that were invested in the Company Stock Fund) or (ii) pursuant to the form and timing of distribution provisions contained in Article 5.
               (d) Additional Elections. The Participant shall also make such other elections as the Committee deems necessary or desirable under the Plan. All elections shall be made in such form and manner as the Committee shall direct or permit.

          3.4 Withholding of Annual Deferral Amounts.
               (a) Generally. For each Plan Year in which a Deferral Election is in effect, the Employer shall withhold from the Participant’s Base Annual Salary, Director’s Fees and/or Annual Bonus, as the case may be, such amount, if any, elected by the Participant as his / her Annual Deferral Amount. Base Annual Salary shall be withheld from each regularly scheduled Base Annual Salary payroll, as adjusted from time to time for increases and decreases in the Participant’s Base Annual Salary, commencing with the later of (i) the first full pay period beginning after the beginning of the Plan Year, or (ii) the first full pay period after the Participant’s Deferral Election becomes effective. The Annual Bonus and/or Director’s Fees portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus and/or Director’s Fees would otherwise be paid to the Participant.
               (b) Commencement of Participation. An Employee shall participate in the Plan commencing with the first full pay period or payment date commencing after he or she has satisfied the enrollment requirements, and his / her Deferral Election has become effective as provided in Section 3.3.
               (c) Termination of Participation and/or Deferrals. A Participant’s Deferral Elections under the Plan shall terminate as of the date of (i) his / her Separation from Service as an Employee, (ii) his / her Separation from Service as a Director, or (iii) the date the Participant no longer meets the eligibility requirements of the Plan. In addition, a Participant’s Deferral Elections under the Plan will be terminated for the remainder of any Plan Year in which occurs an Unforeseeable Financial Emergency with respect to such Participant.
          3.5 Vesting. A Participant shall at all times be 100% vested in any deferrals of Base Annual Salary, Director’s Fees, and/or Annual Bonus, and any earnings thereon, held in his or her Deferral Account.
          3.6 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee in its sole discretion, amounts shall be credited or debited to a Participant’s Deferral Account in accordance with the following rules:
               (a) Investment of Deferrals of Annual Deferral Amount or Director’s Fees. A Participant, in connection with any Deferral Election made in accordance with Section 3.2 above, shall elect, in such form and manner as the Committee may direct or permit, the percentage of Annual Deferral Amount that will be deemed invested in each available Measurement Fund or, in the case of his / her Annual Bonus if so elected, in the Company Stock Fund. Such initial investment election shall be made as of the date the Participant commences or recommences participation in the Plan and shall continue to apply to the Participant’s Annual Deferral Amount, unless changed in accordance with the next sentence. The Participant may make changes to his / her investment elections at such times and in such manner as the Committee may permit, and such elections shall apply to the Participant’s Annual Deferral Amount from and after the effective date of such election. Any investment election timely and properly made pursuant to this Section 3.6(a) with respect to the Participant’s Annual Deferral Amount shall remain in effect until changed by the Participant. The Committee shall have complete discretion to adopt and revise procedures to be followed in making investment elections. Notwithstanding the foregoing, pursuant to the restrictions imposed by Section 3.7(c), amounts invested in the Company Stock Fund may not be reallocated to other Measurement Funds.
               (b) Investment of Existing Account Balances. A Participant shall elect, in such form and manner as the Committee may direct or permit, the percentage of the Participant’s Deferral Account that will be deemed invested in each Measurement Fund. The Participant may make changes to such investment elections at such times and in such manner as the Committee may permit, and such investment elections shall apply to the Participant’s Deferral Account from after the effective date of such change of election. Notwithstanding the foregoing, pursuant to the restrictions imposed by Section 3.7(c), amounts invested in the Company Stock Fund may not be reallocated to other Measurement Funds. Any investment election timely and properly made pursuant to this Section 3.6(b) with respect to the Participant’s Deferral Account shall remain in effect until changed by the Participant. The Committee shall have complete discretion to adopt and revise procedures to be followed in making investment elections.
               (c) Proportionate Allocation. In making any election described in Section 3.6(a) and (b) above, the Participant shall specify any whole percentage of his or her Annual Deferral Amount and/or Deferral Account to be allocated to each available Measurement Fund or to the Company Stock Fund. Such amounts shall be allocated to each selected Measurement Fund or to the Company Stock Fund as though the Participant was making an investment in such Measurement Funds or in the Company Stock Fund. Such election shall be made in such form and manner as the Committee shall direct or permit. Notwithstanding the foregoing, pursuant to the restrictions imposed by Section 3.7(c), amounts invested in the Company Stock Fund may not be reallocated to other Measurement Funds.
               (d) Crediting or Debiting Method. The performance of each Measurement Fund (whether positive or negative) will be determined by the Committee, in its reasonable discretion, based on the actual performance of the Measurement Funds themselves. A Participant’s Deferral Account shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant as though: (i) the Participant’s Deferral Account was invested in the Measurement Fund(s) selected by the Participant, in the percentages specified by the Participant, as of the close of business on such date and at the closing price on such date; (ii) the Participant’s Annual Deferral Amount was invested in the Measurement Fund(s) selected by the Participant, in the percentages specified by the Participant as of the close of business on the business day on which such amounts are actually credited from the Participant’s Base Annual Salary, Annual Bonus or Director’s Fees, as the case may be, and at the closing price on such date; and (iii) any distribution made to the Participant which decreased the amounts held in his or her Deferral Account ceased being invested in the Measurement

Fund(s), in the applicable percentages, as of the business day prior to the distribution, and at the closing price on such date.
               (e) No Actual Investment. Notwithstanding any other provision of the Plan to the contrary, the Measurement Fund(s) are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund(s), the allocation of his / her Annual Deferral Amount and/or Deferral Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Deferral Account shall not be considered or construed in any manner as an actual investment of, or as a requirement or direction to actually invest, the Participant’s Annual Deferral Amount or Deferral Account in any such Measurement Fund(s). In the event that the Company or the trustee of the Trust, each in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such asset investments themselves. Without limiting the foregoing, a Participant’s Deferral Account shall at all times be a bookkeeping entry only and shall not represent any investment made on the Participant’s behalf by the Company or the Trust. The Participant shall at all times remain an unsecured creditor of the Company. If a Participant fails to elect a Measurement Fund in which to invest his / her Annual Deferral Amount and/or Deferral Account, the default investment fund selected by the Committee shall be deemed to be the Measurement Fund selected by the Participant, subject to the Participant’s right to change such Measurement Fund as provided under the Plan. Notwithstanding the preceding sentence, any Make-Up Match shall automatically be deemed to be invested in the default investment fund selected by the Committee. A participant may thereafter reallocate any Make-Up Match deemed invested in such default investment fund in accordance with Section 3.6(b).
          3.7 Company Stock Fund.
               (a) Investment in Company Stock Fund. In addition to selecting one or more Measurement Funds in which his / her Annual Bonus may be invested pursuant to Section 3.6, a Participant may also elect to invest all or any portion of his / her Annual Bonus or Director’s Fees in the Company Stock Fund. The Participant’s election to invest all or a portion of his / her Annual Bonus or Director’s Fees in Stock Units shall be made at the same time, and in such form and manner, as an election to allocate a portion of the Participant’s Annual Bonus or Director’s Fees among one or more Measurement Funds. In addition, the Supplemental Company Match contributed by the Company relative to Annual Bonus deferrals on the Participant’s behalf will, as provided in Section 3.10, be invested in Stock Units held in the Company Stock Fund. Pursuant to the restrictions imposed by Section 3.7(c), amounts invested in the Company Stock Fund may not be reallocated to other Measurement Funds.
     Investment in the Company Stock Fund, as described in this Section 3.7, is intended to comply with all applicable conditions of Rule 16b-3 of the Exchange Act. The Committee shall administer the Plan so that investments in the Company Stock Fund under this Section 3.7 shall be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any investment, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.
               (b) Amounts Invested. Any portion of a Participant’s Annual Bonus or Supplemental Company Match that is invested in Company Stock, shall be invested in Stock Units (whether whole or partial). The number of Stock Units shall be determined based on then Fair Market Value of the Company Stock on the date of grant. The Fair Market Value of any partial shares of Company Stock attributable to the investment of any or all of the Participant’s Annual Bonus or Supplemental Company Match in the Company Stock Fund shall be allocated to the Participant’s Deferral Account.
               (c) No Re-Allocation of Investments. Unlike amounts deemed invested in the Measurement Funds pursuant to Section 3.6, amounts a Participant has elected to invest in shares of Company Stock may not later be reallocated to other Measurement Funds. In accordance with Section 3.7(a), the Committee may restrict additional investments, rescind investments, or impose other rules or procedures, to the extent deemed desirable by the Committee in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 3.7(c) to Participants who are not subject to Section 16 of the Exchange Act.
               (d) Company Stock Splits and Other Capital Reorganization. Any Company Stock received by the Company Stock Fund as a result of a stock split or a reorganization or other recapitalization of the Company shall be allocated, on a pro rata basis, as soon as practicable after its receipt to the accounts of those Participants having investments in Stock Units.
               (e) Distribution. All distributions under the Plan shall be made in cash with the exception of Stock Units which shall be made in shares of Company Stock.
          3.8 Benefits Under the Excess Benefit Component of the Plan.
               (a) Eligibility and Enrollment. Any Employee on the U.S. payroll whose contributions, whether elective deferrals or Company contributions, to the Savings Plan are limited due to the application of the Code, shall automatically participate in the Excess Benefit Component of the Plan.
               (b) Amount of Benefits. Participants in the Excess Benefit Component of the Plan shall receive an amount (the “Make-Up Match”) equal to the sum of the following amounts:
                    (i) Prior to the Effective Date, amounts accrued under the Excess Plan equal to the Employer Matching Contributions which would have been allocated on the Participant’s behalf under Article III of the Employee (401(k) Savings Plan of Applera Corporation (the “Applera Savings Plan”) and/or Article III of the Savings Plan, if the limitations under Code Sections 415 and 401(a)(17) were not applicable, adjusted to take into account investment income and gain or loss on such amounts as provided under the terms of the Excess Plan.
                    (ii) On or after the Effective Date, an amount equal to the Employer Matching Contributions which would have been allocated on the Participant’s behalf under Article III of the Savings Plan if the limitations under Code Sections 415 and 401(a)(17) were not applicable.
                    (iii) In order to receive the amount described in Section 3.8(b)(ii), above, a Participant must make pre-tax contributions under the Savings Plan equal to the Code Section 402(g) limitation in effect for the Plan Year. In addition, the Participant must be actively employed by the Employer (or on an approved leave of absence) on the last day of the Plan Year with respect to which the Make-Up Match is made. Effective as of the Effective Date, the amount of the Make-Up Match shall be equal to the lesser of: (1) four and one-half percent (4.5%) of the Participant’s gross compensation before pre-tax reductions as determined under the Savings Plan, or (2) the Code Section 402(g) limitation in effect for the plan Year offset by any Employer Matching Contributions made on the Participant’s behalf pursuant to the terms of the Savings Plan. Effective as of the Effective Date, any Make-Up Match allocated to a Participant shall be invested in the Measurement Fund(s) selected by the Benefits Finance Committee.
               (c) Time and Form of Benefit Payments.
                    (i) Any Make-up Match attributable to amounts accruing or contributed to the Savings Plan prior to the Effective Date, as described in Section 3.8(b)(i), shall be payable to the Participant or his / her Beneficiary in a single lump sum on the date that is six (6) months after the Participant’s Separation from Service (or within 30 days following that date if it is not reasonably practicable to distribute it by then).
                    (ii) The Make-Up Match described in Section 3.8(b)(ii) shall be payable to the Participant or his / her Beneficiary in the form of a lump sum.
               (d) Vesting. A Participant shall not have a right to receive a Make-up Match under this Plan unless:
                    (i) For purposes of the portion of the Make-up Match for the Plan Year determined as provided in Section 3.8(b)(i), the Participant has completed Years of Service under the Applera Savings Plan in accordance with the following schedule;

Years of Vesting Service	Vesting Percentage

Less than 1	0%
More than 1 but less than 2	50%
More than 2	100%

                    (ii) For purposes of the portion of the Make-Up Match for the Plan Year determined as provided in Section 3.8(b)(ii) ), the Participant has completed Years of Service under the Savings Plan in accordance with the following schedule:

Years of Vesting Service	Vested Percentage

Less than 1	0%
More than 1, but less than 2	50%
More than 2	100%
               (e) Forfeiture. A forfeiture will occur if a Participant Separates from Service with the Employer when the Participant is less than one hundred percent (100%) vested in his / her Make-Up Match as described above. The unvested interest in a Participant’s Make-up Match shall be forfeited as of the date on which the Participant experiences a Separation from Service. Notwithstanding the number of Years of Service, the Make-Up Match provided for in this Section 3.8 will also be forfeited upon a Separation from Service for Cause.
                    Any portion of the Make-up Match that is forfeited as provided in this Section 3.8(e) may be used by the Company to pay Plan expenses or to fund any Make-Up Match for other Participants. To the extent permissible under Code Section 409A, and notwithstanding any provision which may be included in a Participant’s Grant Agreement to the contrary, any Supplemental Company Match shall be forfeited (or will have to be repaid) following a Separation from Service due to a finding by the Committee that the Participant engaged in any of the “Prohibited Activities” outlined in the Company’s most recent form of equity grant agreement.
               (f) Special Vesting Rule. On or after the Effective Date, notwithstanding the number of Years of Service credited to a Participant, a Participant shall be 100% vested in any Make-Up Match held in his or her Deferral Account following a Change in Control, the Participant’s death, Disability, or involuntary Separation from Service without Cause (as the term “Cause” is defined in Section 1.41).
          3.9 Benefits under the Supplemental Contribution Component of the Plan. Under the Supplemental Contribution Component of the Plan, Participants can receive a supplemental Company matching contribution and/or a discretionary Stock Unit grant, as described in Sections 3.10 and 3.11, respectively.
          3.10 Benefits Under the Supplemental Company Match.
               (a) Eligibility. Effective as of the Effective Date, a Participant, other than a Director, in the Core Deferred Compensation Component of the Plan shall be eligible to receive an additional matching contribution from the Company (the “Supplemental Company Match”) for a particular Plan Year if:

                    (i) the Participant receives an Annual Bonus for such Plan Year, with respect to which the Participant makes a Deferral Election pursuant to Section 3.3(b);
                    (ii) the Participant is employed by the Employer (or on an approved leave of absence) on the date on which the Supplemental Company Match is credited to the Participant’s Deferral Account; and
                    (iii) the Participant elects to invest all or a portion of the Annual Bonus he or she elects to defer for such Plan Year in the Company Stock Fund pursuant to Section 3.7.
               (b) Amount and Investment of Match. The Supplemental Company Match shall be an amount determined each year at the discretion of the C&OD Committee which shall range between 0% and 50% of the portion of the Participant’s Deferral Election with respect to the Participant’s Annual Bonus for a particular Plan Year that the Participant elects to invest in the Company Stock Fund. The amount of the matching contribution shall not exceed the lesser of (i) the percentage determined in the preceding sentence of the Participant’s target Annual Bonus for the year, or (ii) the portion of the Annual Bonus that the Participant elects to defer for such Plan Year. The Supplemental Company Match shall be invested in the Company Stock Fund as provided in Section 3.7.
               (c) Vesting. A Participant’s right to receive a distribution of the Supplemental Company Match, if any, for any particular Plan Year shall be forfeited unless the Participant has completed three Years of Service with respect to each year’s grant of the Supplemental Company Match. The Plan Year in which occurs the payment of the Participant’s Annual Bonus with respect to which a grant of Supplemental Company Match is made to the Participant shall constitute the first Year of Service with respect to each grant of Supplemental Company Match for purposes of this Section 3.10(c). A Participant shall also be 100% vested in his or her Supplemental Company Match upon the attainment of age 60 with at least 10 Years of Service. Notwithstanding the preceding sentence, if a Participant who is age 60 with 10 Years of Service Separates from Service (other than a Separation from Service for Cause) before completing three Years of Service with respect to any year’s Supplemental Company Match, the payment of that year’s Supplemental Company Match shall be delayed until the Participant would have satisfied the three year vesting requirement had the Participant remained an Employee following the date of his or her actual Separation from Service.
               (d) Forfeiture. To the extent permissible under Code Section 409A, and notwithstanding any provision which may be included in a Participant’s Grant Agreement to the contrary, any Supplemental Company Match shall be forfeited (or will have to be repaid) following either (i) a Separation from Service for Cause, or (ii) a finding by the Committee in its sole discretion that the Participant engaged in any of the “Prohibited Activities” outlined in the Company’s most recent form of equity grant agreement.

               Any portion of Supplemental Company Match that is forfeited as provided in this Section 3.10(d) may be used by the Company to pay Plan expenses or to fund the Supplemental Company Match for other Participants.
               (e) Distribution. The vested portion of each grant of Supplemental Company Match made to a Participant shall be payable to the Participant or his / her Beneficiary at such time and in such form as elected by the Participant pursuant to Article 5. These distributions shall be made in the form of Company Stock except that the value of any partial shares shall be distributed in the form of cash.
          3.11 Discretionary Stock Unit Grants.
               (a) Grant of Stock Units. At its sole discretion, the Compensation & Organizational Development Committee of the Board may credit the Deferral Account of an eligible Participant with such number of Stock Units as shall be determined by the Compensation & Organizational Development Committee of the Board.
               (b) Grant Terms, Vesting. The terms and conditions of any such grant of Stock Units, including the vesting conditions of such grant, shall be set forth in a separate Grant Agreement, subject to the requirements of this Section 3.11.
               (c) Transactions Affecting Common Stock. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split, or other change in corporate structure of the Company affecting shares of Company Stock, the Compensation & Organizational Development Committee may make appropriate equitable adjustments with respect to the Stock Units credited to the Deferral Account of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Compensation & Organizational Development Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.
               (d) No Shareholder Rights With Respect to Stock Units. Eligible Participants shall have no rights as a shareholder with respect to the Stock Units credited to their Deferral Accounts.
ARTICLE 4
In-Service Distributions and Unforeseeable Financial Emergencies
          4.1 In-Service Distributions.
               (a) In connection with Deferral Elections made with respect to Plan Years beginning on or after the Effective Date, a Participant may elect to receive a lump-sum distribution (an “In-Service Distribution”) of the Annual Deferral Amount for a particular Plan Year on a future date. The In-Service Distribution shall be equal to the Annual Deferral Amount plus any amounts credited or debited on such amount in accordance with Section 3.6 and shall be determined at the time the In-Service

Distribution becomes payable. Subject to any discretion properly reserved to the Employer under Code Section 409A and the other terms and conditions of the Plan, each In-Service Distribution elected by the Participant shall be paid no later than January 31st of any Plan Year designated by the Participant that is at least 24 months after the first day of the Plan Year in which the Annual Deferral Amount is actually deferred, or the next succeeding date during such Plan Year on which the performance of the Measurement Funds can be measured. No distribution of Company Stock will be made prior to a Participant’s Separation from Service.
               (b) Notwithstanding anything to the contrary contained in Section 4.1(a) or this Plan, a Participant may elect to change the time of payment of a future In-Service Distribution by making a new election, in such form and manner as the Committee shall direct or permit, at least 12 months prior to the day in which such In-Service Distribution would have otherwise been paid. The In-Service Distribution subject to such new election shall be payable not earlier than five years after the date the In-Service Distribution would have otherwise been paid, except in the case of an Unforeseeable Financial Emergency under Section 4.3.
          4.2 Other Benefits Take Precedence Over In-Service Distribution. In the event of the Participant’s Separation from Service, upon the Participant’s death, Disability, or in the event of a Change in Control, any Annual Deferral Amount, plus amounts credited or debited thereon or any value accruing to such amount if invested in the Company Stock Fund that is subject to an In-Service Distribution election shall not be paid in accordance with the requirements of Section 4.1, but shall instead be paid in accordance with Article 5. Subject to the requirements of Article 6, if applicable, in the event of the Participant’s death prior to his / her Separation from Service, any Annual Deferral Amount, plus amounts credited or debited thereon or value accruing to thereto, that is subject to an In-Service Distribution election shall not be paid in accordance with Section 4.1, but shall instead be paid in accordance with Article 5.
          4.3 Unforeseeable Financial Emergency. Effective as of the Effective Date, if the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a payout from the Plan with respect to amounts other than Grandfathered Benefits attributable to deferrals under the Applera Plan. The payout shall not exceed the lesser of the Participant’s Deferral Account, calculated on the date of payment and less any Grandfathered Benefits attributable to deferrals under the Applera Plan, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus taxes reasonably anticipated as a result of the payout. However, no payout will be allowed under this Section 4.3 to the extent that the Unforeseeable Financial Emergency may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship). If the Committee approves the Participant’s request for a distribution on account of an Unforeseeable Financial Emergency, such distribution shall be made to the Participant, in a single lump sum, as soon as administratively possible but not more than 30 days following the date of the Committee’s approval.

          Grandfathered Benefits attributable to deferrals under the Applera Plan may be distributed on account of an unforeseeable financial emergency pursuant to the terms governing such distributions contained in the Applera Plan in effect prior to January 1, 2005.
ARTICLE 5
Termination Benefit, Death, Disability Benefit, Change in Control Benefit
          5.1 Termination Benefit. Effective as of the Effective Date, and except as otherwise provided under the terms of the Plan, a Participant who experiences a Separation from Service shall receive an amount equal to the total vested amounts credited to his / her Deferral Account, reduced by any forfeitures required under the terms of the Plan, determined as of the date such amount becomes payable (the “Termination Benefit”).
          5.2 Payment of Termination Benefit. Effective January 1, 2011, a Participant, in connection with his / her commencement of participation in the Plan, shall elect to receive the Termination Benefit payable with respect to amounts credited to the Participant’s Deferral Account during the Plan Year in which the Participant commences participation as a single lump sum or as Annual Installment Payments paid annually over a period of two to ten years, at the Participant’s election. Prior to the beginning of each subsequent Plan Year, the Participant shall elect to receive the Termination Benefit payable with respect to amounts credited to the Participant’s Deferral Account during such subsequent Plan Year as a single lump sum or as Annual Installment Payments paid annually over a period of two to ten years, at the Participant’s election. Notwithstanding the foregoing, with respect to a Termination Benefit payable with respect to amounts deferred on or before December 31, 2010, the Participant’s most recent distribution election which has been accepted by the Committee shall govern the payout of the Participant’s Termination Benefit. The Participant may change his / her election as to the form of his / her Termination Benefit with respect to amounts credited to the Participant’s Deferral Account during any particular Plan Year by making a new election in the form and manner specified by the Committee, provided that: (i) any such change of election shall be made at least 12 months prior to the Participant’s Separation from Service, and (ii) distribution of the Participant’s Termination Benefit with respect to amounts credited to the Participant’s Deferral Account during such Plan Year may not be made or commence earlier than five years after the date such amount would have otherwise become payable pursuant to the Participant’s original distribution election. If the Participant has elected to receive his / her Termination Benefit with respect to amounts credited to the Participant’s Deferral Account during a particular Plan Year in the form of Annual Installment Payments, those Annual Installment Payments shall include any amounts credited or debited to the Participant’s Deferral Account as provided in Section 3.6, above, or any value accruing to such amounts as are invested in the Company Stock Fund pursuant to Section 3.7. If a Participant does not make any election with respect to the payment of his / her Termination Benefit with respect to amounts credited to the Participant’s Deferral Account during a particular Plan Year, then the Participant’s Termination Benefit with respect to amounts credited to the Participant’s

Deferral Account during such Plan Year shall be paid to the Participant in a single lump sum.
          Notwithstanding the foregoing, to the extent necessary to comply with the requirements of Code Section 409A, a Participant’s Termination Benefit shall be paid in accordance with any distribution elections made by the Participant under the Applera Plan, the Invitrogen Plan, and/or the Excess Plan.
          5.3 Commencement of Payment. Generally, payment of a Participant’s Termination Benefit shall be made or commence to be made not later than 60 days following the Participant’s Separation from Service. Subsequent Annual Installment Payments shall thereafter be paid on the anniversary of such initial payment provided, however, that subject to any discretion properly reserved to the Employer under Code Section 409A, in the case of Participants who are also Specified Employees and Section 16(b) of the Securities Exchange Act in the case of any Participant subject to such section, the Termination Benefit payable under this Article 5 to a Participant who is a Specified Employee shall be paid or commence to be paid no earlier than the date that is six months after the Participant’s Separation from Service and no later than 30 days following such date. Subsequent Annual Installment Payments, if any, paid to a Participant who is a Specified Employee shall thereafter be paid not later than 30 days following the anniversary of the Participant’s Separation from Service. Such six-month delay in payment shall not apply to the payment of a Disability benefit or a Change in Control benefit as described in Sections 5.5 or 5.7, respectively.
          5.4 Payment on the Participant’s Death.
               (a) Death Prior to Separation from Service. All amounts held in a Participant’s Deferral Account shall be 100% vested as of the date of the Participant’s death if the Participant dies prior to Separation from Service. Except to the extent Article 6 may apply, if a Participant dies prior to Separation from Service, the Participant’s Deferral Account shall be paid to the Participant’s Beneficiary in a single lump sum as soon as administratively feasible, but not later than 60 days following the date on which the Committee is provided with proof that is satisfactory to the Committee, in its sole discretion, of the Participant’s death.
               (b) Death Prior to Completion of Payment of Termination Benefit. If a Participant dies after Separation from Service but before the Termination Benefit described in Section 5.1 is paid in full, payments of the Participant’s unpaid Termination Benefit shall continue to be made to the Participant’s Beneficiary in the same amounts and at the same times as the Termination Benefit would have been paid to the Participant had the Participant survived. Notwithstanding the foregoing, effective as of the Effective Date, if a Participant dies after Separation from Service but before the Termination Benefit is paid in full, the Participant’s unpaid Termination Benefit shall be paid to the Participant’s Beneficiary in a single lump sum, and shall be paid as soon as administratively feasible, but not later than 60 days following the date on which the Committee is provided with proof that is satisfactory to the Committee, in its sole discretion, of the Participant’s death.

          5.5 Disability. All amounts held in a Participant’s Deferral Account shall be 100% vested as of the date of the Participant’s Disability if the Participant becomes Disabled prior to Separation from Service. Upon a determination by the Committee that a Participant is Disabled, he or she shall be entitled to receive a “Disability Benefit” equal to the 100% vested value of his / her Deferral Account, based upon the value of such Deferral Account as of the date of distribution. The Disability Benefit will be paid to the Participant in a single lump sum as soon as administratively feasible, but in no event later than 60 days after the Committee determines that the Participant is Disabled.
          5.6 Separation from Service Without Cause. Upon a Participant’s involuntary Separation from Service without Cause, as the term “Cause” is defined in Section 1.40, all amounts held in a Participant’s Deferral Account shall be 100% vested.
          5.7 Change in Control.
               (a) All amounts held in a Participant’s Deferral Account shall be 100% vested as of the date of a Change in Control. In addition, notwithstanding the requirements of Sections 3.8 and/or 3.9 to the contrary, any Make-Up Match or Supplemental Company Match awarded to a Participant shall be 100% vested as of the date of a Change in Control. Upon the occurrence of a Change in Control, the Participant shall be entitled to receive a “Change in Control Benefit” equal to the total of the following amounts: (i) the value of any amounts in the Participant’s Deferral Account that were previously deferred under the Invitrogen Plan; (ii) the value of any amounts in the Participant’s Deferral Account that were deferred by, or on behalf of, the Participant on or after the Effective Date; (iii) the value of any Make-Up Match awarded to the Participant on or after the Effective Date; and (iv) the value of any Supplemental Company Match. The value of any Make-Up Match or Supplemental Company Match included in the Change in Control Benefit, as described above, shall be determined in accordance with the requirements of Section 3.6.
               (b) The Change in Control Benefit will be paid to the Participant in a single distribution (either in cash or Company Stock, depending on the type of deferral) as soon as administratively feasible, but in no event later than 60 days after the date the occurrence of the Change of Control is communicated in writing to any member of the Committee.
          5.8 Valuation of Distributions. Distributions made under the terms of the Plan shall be valued as of the date of distribution to the Participant or his / her Beneficiary.
ARTICLE 6
Pre-Retirement Survivor Benefits Under Applera Plan
          6.1 Application. This Article 6 shall apply only to Participants who made Pre-Retirement Survivor Benefit elections under the terms of the Applera Plan with respect to amounts deferred prior to the Effective Date, and any earnings on such amounts. Such a Participant, in connection with his / her commencement of participation in the Applera Plan, may have elected to have a Pre-Retirement Survivor Benefit paid to his / her Beneficiary in a lump sum or pursuant to an Annual Installment Method of 5, 10, or 15 years. In such case, the election most recently accepted by the Committee prior to the Effective Date shall govern the payout of the Participant’s Pre-Retirement Survivor Benefit to his / her Beneficiary.
          6.2 Pre-Retirement Survivor Benefit. If a Participant described in Section 6.1 dies before he or she experiences a Separation from Service, the Participant’s Beneficiary shall receive a “Pre-Retirement Survivor Benefit” equal to the value of any amounts held in the Participant’s Deferral Account that were deferred under the Applera Plan prior to the Effective Date, plus any earnings on such amounts. The Pre-Retirement Survivor Benefit shall be determined as of the date such amount becomes payable to the Beneficiary (rather than the date of the Participant’s death).
          6.3 Payment of Pre-Retirement Survivor Benefit. If the Participant has elected for his / her Beneficiary to receive the Pre-Retirement Survivor Benefit pursuant to an Annual Installment Method, such installment payments shall include earnings (if any) on amounts in the Participant’s Deferral Account that were deferred under the Applera Plan prior to the Effective Date, as provided in Section 3.6 above. Subject to any discretion properly reserved to the Employer under Code Section 409A, payment of the Pre-Retirement Survivor Benefit shall be made or commence no later than 60 days following the date on which the Committee is provided with proof that is satisfactory to the Committee, in its sole discretion, of the Participant’s death. If the Participant was a Specified Employee, the payment date shall be deferred for six months following the date proof of death is provided to the Committee.
ARTICLE 7
Beneficiary Designation
          7.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan upon his or her death. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
          7.2 Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his / her Beneficiary in the form and manner specified by the Committee. A Participant shall have the right to change his / her Beneficiary by complying with the terms of the Committee’s rules and procedures, as in effect from time to time. If a married Participant names someone other than his / her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned pursuant to procedures determined by the Committee. Upon the acceptance by the Committee of a new Beneficiary designation, all Beneficiary designations previously made shall be canceled. The Committee shall be entitled to rely on the last Beneficiary designation made by the Participant prior to the Participant’s death.

          7.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.
          7.4 Doubt as to Beneficiary. To the extent permitted by Code Section 409A, if the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.
          7.5 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under the Plan with respect to the Participant, and that Participant’s rights under the Plan shall terminate upon such full payment of benefits.
ARTICLE 8
Leave Of Absence
          8.1 Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.
          8.2 Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer.
ARTICLE 9
Termination, Amendment or Modification
          9.1 Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to terminate the Plan at any time by action of the Committee. Upon termination of the Plan, each affected Participant’s (or Beneficiary’s) remaining Deferral Account shall be distributed only to the extent permitted by Code Section 409A. The Plan shall automatically be terminated upon notice to the Committee of a Change in Control.
          9.2 Amendment. The Committee may, at any time, amend or modify the Plan in whole or in part, to the extent permitted by Code Section 409A; provided that no amendment or modification shall, without the consent of each Participant affected thereby, (i) decrease or restrict the value of a Participant’s Deferral Account in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification, or (ii) modify this Section 9.2. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.
          9.3 Committee and Amendment of Plan. Notwithstanding Section 9.2 above, to the extent permitted by Code Section 409A, the Committee is authorized and empowered to establish, modify, amend, and/or terminate the Plan.
          9.4 Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, and 6 of the Plan shall completely discharge all obligations to a Participant and his / her designated Beneficiaries under the Plan and the Participant’s rights under the Plan shall terminate.
ARTICLE 10
Administration
          10.1 Committee Duties. The Plan shall be administered by the Benefits Administration Committee (the “Committee”) which shall be appointed by the Compensation & Organizational Development Committee. Members of the Committee may be Participants under the Plan. The Committee shall also have the absolute discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (b) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.
          10.2 Agents. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Employer.
          10.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
          10.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and any Employee to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee.

ARTICLE 11
Other Benefits and Agreements
          11.1 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 12
Claims Procedures
          12.1 Claims Procedure.
               (a) A Claimant must submit a claim for benefits under the Plan to the Committee in writing. The Committee shall have the absolute power, authority and discretion to adjudicate claims. The Claimant shall be notified in writing of any adverse decision with respect to his / her claim within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the Claimant and shall include:
                    (i) the specific reason or reasons for the denial;
                    (ii) specific references to the pertinent Plan provisions on which the denial is based;
                    (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or information is necessary;
                    (iv) an explanation of the Plan’s claim review procedures; and
                    (v) a statement of the Claimant’s right to bring civil action under ERISA.
If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason for the extension shall be furnished to the Claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.
               (b) In the event a claim for benefit is denied, the Claimant or his / her duly authorized representative, at the Claimant’s expense, may appeal the denial to the Committee within sixty (60) days of the receipt of written notice of denial. In pursuing such appeal, the Claimant or his / her duly authorized representative may:

                    (i) request in writing that the Committee review the denial;
                    (ii) review all relevant documents, records, and other information relevant to the claim; and
                    (iii) submit issues and comments in writing.
               The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant before the end of the original sixty (60) day period which explains the reasons for the extension and the date a decision is expected. The decision on review shall be written in a manner calculated to be understood by the Claimant, and shall include specific references to the pertinent Plan provisions on which such denial is based, a statement that Claimants can receive free of charge copies of all documents, records, and other information relevant to the claim; a statement describing the Claimant’s right to bring civil action under ERISA; and a description of voluntary appeals procedures, if any, offered by the Plan.
          12.2 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.
ARTICLE 13
Trust
          13.1 Establishment of the Trust. The Company shall establish the Trust, and the Employer may transfer over to the Trust such assets as the Employer determines, in its sole discretion.
          13.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employer, Participants, and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.
          13.3 Distributions From the Trust. The Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under the Plan.

ARTICLE 14
Miscellaneous
          14.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3), and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
          14.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interests, or claims in any property or assets of the Employer. For purposes of the payment of benefits under the Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
          14.3 Employer’s Liability. Except as otherwise set forth herein, this Plan supersedes and shall be in lieu of all prior plans, arrangements, or understandings regarding the benefits provided by the Plan, whether written or oral.
          14.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse or former spouse except as may be required pursuant a judgment, decree or order (including approval of a property settlement) which relates to the provision of child support, alimony, or marital rights to a spouse, former spouse, child or other dependent, and which is made pursuant to a State domestic relations law.
          14.5 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Employer and a Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise expressly provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Employer as an Employee or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

          14.6 Furnishing Information. A Participant or his / her Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
          14.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
          14.8 Captions. The captions of the articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
          14.9 Governing Law. To the extent not otherwise preempted by ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.
          14.10 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, CA 92008
Attn: Benefits Administration Committee
          Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
          Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
          14.11 Successors. The provisions of the Plan shall bind and inure to the benefit of the Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
          14.12 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and, except as otherwise provided in Section 14.15, shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

          14.13 Validity. In case any provision of the Plan shall be determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
          14.14 Incompetency. If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. The Committee may require proof of minority, incompetence, incapacity, or guardianship, as it may deem appropriate, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
          14.15 Distribution in the Event of Taxation. If any portion of a Participant’s Deferral Account becomes subject to federal income tax as a result of a failure to comply with Code Section 409A prior to the time such Deferral Account would otherwise be distributed in accordance with Articles 4, 5, or 6, the Employer may permit a distribution of a portion of such Deferral Account not to exceed the amount required to be included in income as a result of a failure to comply with Code Section 409A. If any portion of a Participant’s Deferral Account becomes subject to any FICA or other federal or state employment tax obligations arising from participation in the Plan that apply to amounts deferred under the Plan before the amount is paid under Section 4, 5 or 6, the Employer shall permit a distribution of a portion of such Deferral Account not to exceed the amount of such taxes due as a result of participation in the Plan.
          14.16 FICA, Other Taxes and Deductions. For each Plan Year in which a Participant makes an effective Deferral Election, the Employer shall withhold from the Participant’s Base Annual Salary, Director’s Fees and/or Annual Bonus, as the case may be, in a manner determined by the Employer, the Participant’s share of FICA and other federal or state employment taxes on any Annual Deferral Amount, as well as the Participant’s share of the cost of any employee benefits or other items which would otherwise be deducted from the Participant’s pay in the absence of such deferral. The Participant’s Deferral Elections shall only be made with respect to amounts of Base Annual Salary, Director’s Fees and/or Annual Bonus, net of the reductions described above.
          14.17 Insurance. The Employer, on its own behalf or on behalf of the trustee of the Trust, may, in its sole discretion, apply for and procure insurance on the life of a Participant, in such amounts and in such forms as the Employer may choose. The Employer or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employer shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for insurance.
          14.18 Legal Fees To Enforce Rights After Change in Control. This Section 14.18 shall apply only to a Participant if, upon the date on which occurs an event which would have constituted a “Change in Control” under the definition of such term applicable prior to the Effective Date, the Participant’s Deferral Account contain amounts deferred by such Participant under the Applera Plan or the Excess Plan prior to the Effective Date, which amounts are not distributed to the Participant pursuant to Section 5.6. If, following a Change in Control, it should appear to such Participant that the Company, the Employer, or any successor corporation has failed to comply with any of its obligations under the terms of the Applera Plan or the Excess Plan as in effect prior to the Effective Date, or any agreement thereunder or, if the Company, the Employer, or any other person takes any action or institutes any litigation or other legal action designed to deny, diminish, or to recover from any Participant the benefits which were intended to be provided under the Applera Plan or the Excess Plan under the terms of such plans as in effect prior to the Effective Date, then to the extent permitted by Code Section 409A, the Company and the Employer irrevocably authorize such Participant to retain counsel of his / her choice at the expense of the Company and the Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Employer or any director, officer, shareholder, or other person affiliated with the Company, the Employer or any successor thereto in any jurisdiction. Any payments provided for in this Section 14.18 shall be structured to comply with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv).
          14.19 Action by the Employer. Any action required or permitted of the Employer under the Plan shall be by resolution of its Benefits Administration Committee or by a person or persons authorized by resolution of the Committee.
          14.20 Tax Withholding. The Employer or the trustee of the Trust shall withhold, in such manner as determined by the Employer or the trustee (as the case may be) in its sole discretion, from any payments made to a Participant under the Plan such amount or amounts as may be required to comply with all federal, state, and local income, employment, and other withholding obligations.
          14.21 Effect on Other Employee Benefit Plans. Any benefit paid or payable under this Plan shall not be included in a Participant’s compensation for purposes of computing benefits under any employee benefit plan maintained or contributed to by the Employer except as may otherwise be required under the terms of such employee benefit plan.
          14.22 Compliance with Code Section 409A. The Plan and the benefits provided hereunder are intended to comply with Code Section 409A and the regulations and guidance issued thereunder to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. All references to Code Section 409A shall include the regulations and guidance issued thereunder. Although the Company intends to administer the Plan so that it will comply with, the requirements of Code Section 409A, the Employers, do not represent or warrant that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan.
          14.23 Permissible Accelerations of Payment. To the extent not otherwise specifically addressed in this Plan, the Company reserves the right, exercisable in its sole discretion, to accelerate payments under this Plan to the extent permitted by, and in accordance with, Treas. Reg. §1.409A-3(j)(4).
          14.24 Small Amount Cashout. If, upon a Participant’s Separation from Service or death, such Participant’s Deferral Account balance is less than the then-applicable dollar amount under Code Section 402(g)(1)(B), then notwithstanding any prior election to the contrary, the Participant or the Participant’s Beneficiary, as the case may be, shall be paid the Participant’s entire Deferral Account balance in a single lump sum payment, provided that such payment results in the termination and liquidation of the entirety of such Participant’s interest under the Plan, including all agreements, methods, programs or other arrangements which would be aggregated with the Plan under Treas. Reg. §1.409A-1(c)(2).